Exhibit 10.1

THIRD AMENDMENT TO THE DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Third amendment to the Development and Commercialization Agreement (“Third Amendment”) is entered into as of 6 January, 2024 (the “Effective Date”) and to the extent applicable amends the Development and Commercialization Agreement entered into on April 15, 2019 (as amended by the parties on May 3, 2019 (the “First Amendment”) and as further amended by the parties on November 8, 2021 (the “Second Amendment”) collectively (the “Agreement”) between, PULMATRIX, INC. a company incorporated under the laws of the State of Delaware, and PULMATRIX OPERATING COMPANY, INC., a company incorporated under the laws of the State of Delaware (together the “Company”), and each having a principal place of business at 36 Crosby Drive, Suite 100, Bedford, Massachusetts 01730, and CIPLA TECHNOLOGIES, LLC, a limited liability company organized under the laws of Delaware and having a principal place of business at 7 Oser Avenue, Hauppauge, NY 11788 (“Cipla”). Company and Cipla may be referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

RECITALS

Whereas:

A.	Prior to the date of this Third Amendment, the Parties initiated a new Phase 2b Clinical Study of the Product (“Phase 2b Clinical Study.”)

B.	The Parties agree to terminate the Phase 2b Clinical Study and consequently intend to suspend further enrollment of patients in the Phase 2b Clinical Study and make certain related modifications to the terms of the Agreement; and

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

1.1	Recitals & Modifications. (a) The above preamble shall be an integral part of this Third Amendment; (b) provisions of the Agreement not expressly modified or amended by this Third Amendment shall continue to apply without any change thereto and (c) in the event of inconsistency in the provisions of this Third Amendment and those of the Agreement, the provisions of this Third Amendment shall prevail.

1.2	Amendments to Article 1 of the Agreement. Article 1 of the Agreement is hereby amended by adding the following definitions thereto in appropriate alphabetical order:

“Third Amendment” means the Third Amendment to the Agreement dated 6 January, 2024, by and between the Parties.

1.3	Amendments to Section 1.2 of the Second Amendment.

1.3.1	Section 1.2(a) of the Second Amendment is hereby amended and restated as follows with effect from and after the Effective Date:

“(a) Subject to the terms of this Second Amendment, all Development and Commercialization activities with respect to the Product in all countries outside of the United States (such countries outside of the United States, the “Cipla Territory”) will be conducted exclusively by Cipla and all expenses associated with the development and commercialization of the Product in the Cipla Territory incurred after the Effective Date, shall be at Cipla’s sole cost and expense. Accordingly, each reference to the Territory in the Agreement is by reference amended to exclude the Cipla Territory, as the term has been defined in this Third Amendment. For the avoidance of doubt, from the Effective date Cipla Territory shall mean and include all countries except the United States. ”

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1.3.2	Section 1.2(b) of the Second Amendment is hereby amended and restated as follows with effect from and after the Effective Date:

“(b) All of Cipla’s Development activities for the Product in the Cipla Territory shall be conducted pursuant exclusively to one or more plans (such plans, a “Cipla Territory Development Plan(s)”) prepared by Cipla.”

1.3.3	Section 1.2(f) of the Second Amendment is hereby amended and restated as follows with effect from and after the Effective Date:

“(f) All Product used in the Development or Commercialization in the Cipla Territory may at Cipla’s decision and sole cost be supplied utilizing the Company’s existing global supply chain for manufacturing of the Product (it being understood that Cipla will need to enter new agreements with the Company’s existing vendors and suppliers in order to utilize such supply chain). Cipla, may, at its option and at its sole cost and expense, transfer the manufacturing of the Product for Development or Commercialization activities in the Cipla Territory to a manufacturing site designated by Cipla. Any such manufacturing site shall be qualified under applicable laws and such site transfer shall be conducted in accordance with applicable laws and regulations, good manufacturing practices (as defined by the International Council on Harmonization). The Company shall cooperate with Cipla in such site transfer and all actual costs and expenses, including cost of time spent by the Company’s employees and consultants, incurred by the Company in connection with such site transfer to the extent that such cost is solely incurred with respect to the Cipla Territory shall be paid by Cipla in the Wind Down Phase Funding contributed by Cipla.”

1.3.4	Section 1.2(g) of the Second Amendment is hereby amended and restated as follows with effect from and after the Effective Date:

“(g) Section 6.5 of the Agreement shall not apply with respect to any sublicense or other transfer of Cipla’s rights under the Agreement and this Second Amendment with respect to the Cipla Territory. For clarity, (i) nothing herein impacts Cipla’s ownership of the Assigned Assets as detailed under Section 6.1 of the Agreement; and (ii) Cipla will solely and exclusively own all of the Intellectual Property Rights generated with respect to the Cipla Territory, provided, that, without limiting Cipla’s absolute ownership of Assigned Assets and the Cipla Territory Intellectual Property Rights as stated in the foregoing sentence.”

1.4	Amended Phase 2b Development Plan.

1.4.1	The Parties previously adopted a Development Plan, including a budget of all Development Costs, for a Phase 2b Clinical Study of the Product for the treatment of ABPA (the “Phase 2b Development Plan”).

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1.4.2	During the period commencing on the Effective Date and ending July 30, 2024 (the “Wind Down Period”); the Parties agree to do the following, at no extra cost to Cipla, except as otherwise approved in a JSC approved Budget and subject to appropriate proportion of expenses sharing between the Company and Cipla as stated below:

1.4.2.1.1 the Company will use Commercially Reasonable Efforts to immediately close enrollment for the Phase 2b Clinical Study and terminate the Phase 2b Clinical Study as soon as reasonably possible;

1.4.2.1.2 Exhibit C sets forth the patents related to the Product and Cipla’s rights therein as previously licensed and assigned pursuant to Article 6 of the Agreement. The Company will reasonably cooperate with Cipla in perfecting such assignment or license of all Patents (as in Exhibit C) to Cipla and their registration with the appropriate authorities in the Cipla Territory;

1.4.2.1.3 reserved;

1.4.2.1.4 the Company will to the extent not yet completed, complete a physical and demonstrable Company assisted technology transfer (“Tech Transfer”) and assignment of all Development, Intellectual Property Rights, proprietary data and technology (“Proprietary Data and Technology”) and technology to Cipla, an indicative and non-exhaustive list of which activity items is attached as EXHIBIT A; this list being subject to further changes and supplementation by Cipla and the Company;

1.4.2.1.5 during the Wind Down Period, each Party will use Commercially Reasonable Efforts to secure all data from the Phase 2b Clinical Study for inclusion in the safety database for the Cipla Territory program;

1.4.2.1.6 a development wind down plan is attached hereto as Exhibit B (“the Development Wind Down Plan”) for implementation and closure within the Wind Down Period, for approval by the JSC, the Development Wind Down Plan being effective immediately upon such approval;

1.4.2.1.7 all Direct Costs to terminate the Phase 2b Clinical Study shall be within the budget approved in Development Wind Down Plan and the Company and Cipla will each be responsible for sixty percent (60%) and forty percent (40%), respectively of Wind Down Period Direct Costs;

1.4.2.1.8 the Company will work to immediately reduce all Non-Direct Costs to the minimum amount necessary to terminate the Phase 2b Clinical Study, including the termination of CRO or contract research organization, sites and other agreements and within the budget approved in Development Wind Down Plan (allowing for possible eight percent (8%) overage from the budget), the Company and Cipla then being responsible for the Wind Down Period Non-Direct Costs in the manner set out in Clause 3.5 of the Agreement as amended by Clause 1.5.1 of this Amendment;

1.4.2.1.9 Cipla shall pay Company for the period up to the Effective Date, all accrued Direct and Non-Direct Costs computed according to the Second Amendment;

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1.4.2.2 Exhibit B is the Company expected timeline for Phase 2b clinical study wind down;

1.4.2.2.1 all relevant contracts, regulatory documents, product data and other similar documents required for the continued development of the Product shall be assigned and transferred to Cipla during the Wind Down Period; and

1.4.2.2.2 the Parties’ shall use Commercially Reasonable Efforts to monetize the Parties’ rights in the Product within the United States.

1.4.2.3	The Parties understand that expenses incurred during the Wind Down Period may not be invoiced by third party vendors until after the expiration of the Wind Down Period and the Parties shall remain liable for the respective share of any expenses appropriately incurred during the Wind Down Period regardless of when invoiced.

1.4.2.4	In addition to the requirements stated in this Amendment, Cipla and the Company representatives may add other reasonable items to the list of requirements including but not limted to intellectual property, iSPERSETM for Product, data and technology transfer.

1.5	Amendment to Section 3.5.

1.5.1	Section 3.5 of the Agreement is hereby amended and restated as follows with effect from and after the date hereof:

“ 3.5 Winding Down Period Contributions.

Winding Down Phase. After the Initial Development Funding is depleted, Company shall, within ten (10) days after the end of each calendar month, deliver an invoice to Cipla for the Winding Down Period costs incurred by the Company, including a breakdown of Direct Costs and Non-Direct Costs, for such calendar month and for which Cipla is responsible pursuant to Section 3.5(a). By not later than the last Business Day of the calendar month in which such invoice was delivered to Cipla, Cipla shall deliver to the Company, by wire transfer of immediately available funds, the invoiced amount. Attached as EXHIBIT-D is the proposed Wind Down Budget provided by the Company to Cipla, to be discussed, negotiatited, finalized and approved by the JSC. The parties agree that Cipla shall not be responsible for any Non-Direct Cost that is in excess of the budgeted amount therefor set forth on EXHIBIT-D by more than 8%. Furthermore, the parties agree that that Cipla shall not be responsible for any Direct Cost that is in excess of the budgeted amount therefor set forth on EXHIBIT-D.

1.6	Amendment to Section 12.4.

Section 12.4 of the Agreement is hereby amended and restated as follows with effect from and after the date hereof:

1.6.1	Company Termination. Upon written notice to Cipla, the Company shall be entitled to terminate the Agreement upon a sale of all or substantially all assets of the Company or a merger or consolidation involving the Company. For clarity, any Intellectual Property licenses contained in the Agreement that are necessary or Cipla to continue the Development and Commercialization of the Product in the Cipla Territory shall survive any termination of this Agreement pursuant to this Section 12.4.

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1.6.2	In the event that Company desires to abandon or cease prosecution or maintenance of any licensed patents, and trade secrets in any country or in the event of the Company’s bankruptcy is unable to so prosecute or maintain, the Company (or its successor or as applicable its bankruptcy administrator or trustee) shall provide reasonable prior written notice to Cipla of such intention to abandon or cease prosecution (which notice shall, to the extent possible, be given no later than 60 days prior to the next deadline for any action that must be taken with respect to any such patents in the relevant patent office). In such case, at Cipla’s sole discretion, upon written notice to the Company (or its successor or as applicable its bankruptcy administrator or trustee)), Cipla may elect to assume responsibility for prosecution and maintenance of such patents, at Cipla’s sole cost and expense and by counsel of its own choice, in which event the Company (or its successor or as applicable its bankruptcy administrator or trustee) shall at no cost assign the respective patents to Cipla.

1.6.3	Intellectual Property Rights Protection. The Agreement is the intellectual property licensing agreement for the applicable Intellectual Property Rights and licensed technology, including for the purposes of the United States Bankruptcy Code §365(n) protection of Cipla’s continued use of the licensed Intellectual Property Rights and licensed technology, in the event of the Company’s bankruptcy.

1.6.4	For clarity, the provisions of clauses 1.6.2 and 1.6.3 above shall apply to the iSPERSETM technology.

1.6.5	Entire Agreement. This Third Amendment, as part of the Agreement, constitutes the entire agreement between the Parties with respect to the subject matter herein, and supersedes all prior agreements, proposals, negotiations, representations or communications relating to such subject matter. The Parties acknowledge that they have not been induced to enter into this Agreement by any representations or promises not specifically stated herein.

1.6.6	Execution; Counterparts. This Third Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures, including signatures in a fixed electronic format such as PDF, shall have the same effect as originals.

(Signature Page Follows)

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IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS THIRD AMENDMENT AS OF THE EFFECTIVE DATE.

PULMATRIX, INC.		PULMATRIX OPERATING COMPANY, INC.

By:	/s/ Teofilo Raad	By:	/s/ Teofilo Raad
Name:	Teofilo Raad	Name:	Teofilo Raad
Title:	Chief Executive Officer	Title:	Chief Executive Officer
Date:	January 6, 2023	Date:	January 6, 2023

Cipla Technologies LLC

By:	/s/ Dr. Jaideep Gogtay
Name:	Dr. Jaideep Gogtay
Title:	EVP and Chief Medical Officer
Date:	January 5, 2024

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